
                              EXHIBIT 11
                     STATEMENT RE-COMPUTATION OF
                          PER SHARE EARNINGS
            (Dollars in thousands, except per share data)
                             Six Months Ended     Three Months Ended
                               September 30,         September 30,
                               2000     1999        2000       1999
                           ___________ __________  ___________ ___________
                           (Unaudited) (Unaudited) (Unaudited) (Unaudited)
BASIC EARNINGS PER SHARE:

Weighted average shares
   outstanding                14,255     14,253       14,278     14,227
                            =========  =========    =========  =========
Net income                  $  3,848   $  5,632     $  3,012   $  4,252
                            =========  =========    =========  =========
Net income per share        $   0.27   $   0.40     $   0.21   $   0.30
                            =========  =========    =========  =========

DILUTED EARNINGS PER SHARE:

Weighted average shares
   outstanding                14,255     14,253       14,278    14,227
Dilutive effect of common
   stock options                  34          5           46         3
                            ---------  ---------    ---------  ---------
          Total shares        14,289     14,258       14,324    14,230
                            =========  =========    =========  =========

Net income                  $  3,848   $  5,632     $  3,012   $ 4,252
                            =========  =========    =========  =========

Net income per share        $   0.27   $   0.40     $   0.21   $  0.30
                            =========  =========    =========  =========